Exhibit 99.1

ADIT EDTECH ACQUISITION CORP. ANNOUNCES THE SEPARATE TRADING OF ITS SHARES OF COMMON STOCK AND REDEEMABLE WARRANTS COMMENCING MARCH 3, 2021

NEW YORK, February 26, 2021 (BUSINESS WIRE) – Adit EdTech Acquisition Corp. (NYSE: ADEX.U) (the “Company”) today announced that, commencing March 3, 2021, holders of the units sold in the Company’s initial public offering of 27,600,000 units may elect to separately trade the shares of common stock and redeemable warrants included in the units. Those units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “ADEX.U,” and the shares of common stock and redeemable warrants that are separated will trade on the NYSE under the symbols “ADEX” and “ADEX.WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock and redeemable warrants.

The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination in any industry, the Company intends to focus its search for a business that would benefit from the founders’ and management team’s experience and ability to identify, acquire and manage a business in the education, training and education technology sectors.

EarlyBirdCapital, Inc. acted as sole book-running manager for the offering and Maxim Group LLC and U.S. Capital Advisors acted as co-managers.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

Registration statements relating to the securities became effective on January 11, 2021 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

John J. D’Agostino

Chief Financial Officer

dagostino@aditedtech.com